Exhibit 5.1

December 14, 2012

Motricity, Inc.

601 108th Avenue Northeast

Suite 900

Bellevue, WA 98004

Re:	Registration Statement for Mobile Systems Corp.

Ladies and Gentlemen:

We have acted as counsel to Mobile Systems Corp., a Delaware corporation, (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed registration by the Company of 46,172,337 shares of the Company’s common stock (the “Common Stock”), 1,199,643 shares of the Company’s 13% Redeemable Series J Preferred Stock (the “Preferred Stock”) and 10,149,824 warrants to purchase Common Stock to be issued in connection with the reorganization contemplated by the Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and among the Company, Motricity, Inc., and Mobile Systems Merger Sub, Inc. Such shares of the Common Stock and Preferred Stock, when issued in accordance with the Reorganization Agreement, are referred to herein as the “Securities.”

In connection with the registration of the Securities, we have examined, are familiar with, and have relied as to factual matters solely upon, copies of the following documents for the purpose of rendering this opinion (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Reorganization Agreement;

3.	the certificate of incorporation of the Company, as certified by the Secretary of State of the State of Delaware as of December 14, 2012;

4.	Warrant Agreement by and between the Company and American Stock Transfer & Trust Company dated October 11, 2012;

5.	the bylaws of the Company as presently in effect as of the date hereof as certified by the Secretary of the Company;

6.	the resolutions adopted by the Company’s board of directors, certified by the Secretary of the Company, relating to the execution and delivery of, and the performance by the Company of its respective obligations under, the Reorganization Agreement, including the issuance of the Securities;

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For purposes of this opinion, we have assumed, without any investigation, (i) the legal capacity of each natural person, (ii) the full power and authority of each entity and person other than the Company to execute, deliver and perform each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or hereafter to be done by such entity or person, (iii) the due authorization by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or to be done by such entity or person, (iv) the due execution and delivery by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered by such entity or person, (v) the legality, validity, binding effect and enforceability of each document heretofore executed and delivered or hereafter to be executed and delivered by each entity or person other than the Company and of each other act heretofore done or hereafter to be done by such entity or person, (vi) the genuineness of each signature on, and the completeness of each document submitted to us as an original, (vii) the conformity to the original of each document submitted to us as a copy, (viii) the authenticity of the original of each document submitted to us as a copy, (ix) the completeness, accuracy and proper indexing of all governmental and judicial records searched and (x) no modification of any provision of any document, no waiver of any right or remedy and no exercise of any right or remedy other than in a commercially reasonable and conscionable manner and in good faith.

The opinions expressed herein are based solely upon (i) our review of the Documents, (ii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein, and (iii) such review of published sources of law as we have deemed necessary.

We have not, except as specifically noted herein, made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound. We also have not made any independent investigation as to the existence of actions, suits, investigations, or proceedings, if any, pending or threatened against the Company. Our opinions contained herein are limited to the laws of the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

The opinions hereafter expressed with respect to the enforceability of the Securities are subject to the general qualifications that such rights and remedies may be subject to and affected by: (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, or assignment for the benefit of creditors laws and other laws affecting the rights and remedies of creditors generally, including, without limitation, laws regarding fraudulent transfers, fraudulent

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conveyances, preferences, avoidance, automatic stay and turn-over; (ii) general principles of equity, including, without limitation, those governing the availability of equitable remedies, affording equitable defenses, requiring good faith, fair dealing and reasonableness in the performance and enforcement of a contract, and affording defenses based upon unconscionability, lack of notice, impracticability or impossibility of performance; and (iii) general rules of contract law with respect to matters such as the election of remedies, the limits of severability, mutuality of obligations, and opportunity to cure, limitations on the enforceability of indemnification, contribution or exculpation provisions under applicable securities laws or otherwise and limitations on the enforceability of provisions which are in violation of public policy.

Based on the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Securities, when issued as described in the Registration Statement and in accordance with the terms of the Reorganization Agreement, will be validly issued, fully-paid and nonassessable.

In connection with our opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Securities, (i) the Registration Statement will be declared effective by the Commission and will remain effective on the date of issuance of the Securities and (ii) the authorization of the Securities will not have been modified or rescinded by the Board of Directors of the Company or a committee thereto and there will not have occurred any change in law affecting the validity or enforceability of such Security.

We express no legal opinion upon any matter other than those explicitly addressed above, and our express opinions therein contained shall not be interpreted to be implied opinions upon any other matter.

We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement. We also consent to the use of our name in the related prospectus and any related prospectus supplement under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Brown Rudnick LLP

BROWN RUDNICK LLP

SPW/RER